SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 12, 2005

DOVER MOTORSPORTS, INC.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway, Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (302) 674-4600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into Material Definitive Agreements.

Acceleration of Unvested Options.

On December 12, 2005, the Compensation and Stock Incentive Committee of the Board of Directors of Dover Motorsports, Inc. (the “Company”) approved the accelerated vesting of unvested stock options held by the Company’s employees with an exercise price of $7.00 or higher, excluding those held by the Company’s President and Chief Executive Officer. The closing price of the Company’s common stock on December 9, 2005, the last trading day before acceleration, was $6.18.

This accelerated vesting will affect options for approximately 104,000 shares of the Company’s common stock representing approximately 10.7 percent of the Company’s total outstanding options, including options for the following number of shares held by the Company’s executive officers: Klaus M. Belohoubek, 4,466 shares and Jerome T. Miraglia, 3,210 shares. All other terms and conditions applicable to such options, including the exercise prices, remain unchanged. Stock options granted by the Company typically vest over eight years. The Company will seek consent from option holders of incentive stock options, or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the acceleration would have the effect of changing the status of the option for federal income tax purposes from an incentive stock option to a non-qualified stock option.

The decision to accelerate vesting of these “underwater” stock options was made primarily to avoid recognizing compensation expense in the Company’s future income statements upon the Company’s adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), effective on January 1, 2006. FAS 123R will require all share-based payments to Company employees, including grants of employee stock options, to be recognized in the Company’s financial statements based on their fair values. As a result of the acceleration and assuming that all holders of ISOs elect to accelerate, the Company expects to avoid recognition of up to approximately $433,000 of compensation expense over the course of the original vesting periods. Approximately $185,000 of such compensation expense is expected to be avoided in 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn President and Chief Executive Officer

Dated:  December 16, 2005